                                                                   EXHIBIT 10.28



           CHANGE IN CONTROL, INVENTION, CONFIDENTIALITY, NON-COMPETE
                         AND NON-SOLICITATION AGREEMENT


This Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreement (the "Agreement") is entered into as of January 11, 2002 between Somanetics Corporation, a Michigan corporation (the "Company"), and Richard S. Scheuing ("Employee").

                                    RECITALS

         A. Employee is currently the Company's Vice President of Research and Development, and is a key technical employee of the Company.

         B. The Company and Employee desire to ensure a smooth transition of technology to any new controlling entity upon a change in control, to provide an incentive to Employee to cooperate in transferring knowledge and technology to any new controlling entity after a change in control and to protect the Company's technology, proprietary information and personnel.

         Therefore, the Company and Employee agree as follows:

1.       Change in Control -- Stay With Successor Bonus.

         1.1. Right to Receive Bonus. Employee shall receive the bonus described in Section 1.2 if (1) a "Change in Control" (as defined in Section 1.3) occurs during the "Period" (as defined in Section 1.5), and (2) either
         (A) Employee remains employed by the successor to the Company's business in the Change in Control transaction (the "Successor") or one of its affiliates for at least three months after the Change in Control occurs, or (B) the Successor or one of its affiliates employs Employee after the Change in Control and at any time during the three months after the Change in Control, Employee terminates his employment with the Successor for "Good Reason" (as defined in Section 1.6) or the Successor terminates his employment without "Cause" (as defined in Section 1.7).

         1.2.     Bonus.

                  1.2.1. Amount and Payment. If Employee is entitled to the bonus under Section 1.1, the Company shall pay Employee an amount equal to six months of Employee's base salary at the rate in effect immediately before the Change in Control. This bonus shall be paid to Employee in an undiscounted lump sum within 10 business days after the date all of the conditions to receiving the bonus, described in Section 1.1, are met. The Company may withhold from such payment all federal, state, city and other taxes to the extent such taxes are required to be withheld by applicable law.

                  1.2.2. Golden Parachute Limitation. Notwithstanding anything in this Section 1.2 to the contrary, the total amount of all payments of cash or property in the nature of compensation contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company's assets, including, without limitation, the benefits provided pursuant to this Section 1.2 and payments relating to any stock options or restricted stock that vest as a result of a Change in Control, shall not exceed the maximum amount that may be paid to Employee and not be deemed a "parachute payment" resulting in an excise tax to Employee and a loss of compensation deduction to the Company, all within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision. If the bonus otherwise provided pursuant to this Section 1.2 would result in Employee receiving such a "parachute payment", it shall be reduced until the aggregate of all such payments is $1.00 less than the amount that would result in Employee receiving such a "parachute payment".

         1.3. "Change in Control". For purposes of this Agreement, a "Change in Control" occurs on the first day any one or more of the following occurs:

                  1.3.1. Merger of Consolidation - Not Survivor. The Company consolidates with or merges into any other corporation or other entity, other than an "Excluded Person" (as defined in Section 1.4), and is not the continuing or surviving entity of such consolidation or merger;

                  1.3.2. Merger of Consolidation - Survivor. The Company permits any other corporation or other entity, other than an "Excluded Person" (as defined in Section 1.4), to consolidate with or merge into the Company and the Company is the continuing or surviving entity but, in connection with such consolidation or merger, the Company's common shares, par value $0.01 per share ("Common Shares"), are changed into or exchanged for stock or other securities or any other corporation or other entity or cash or any other assets;

                  1.3.3. Asset Sale. The Company transfers all or substantially all of its properties and assets to any other corporation or other person or entity, other than an "Excluded Person" (as defined in Section 1.4);

                  1.3.4. Dissolution or Liquidation. The Company dissolves or liquidates, except after a transfer of all or substantially all of its properties and assets to an "Excluded Person" (as defined in Section 1.4);

                  1.3.5. Reorganization or Reclassification. The Company effects a capital reorganization or reclassification in such a way that holders of Common Shares shall be entitled to receive securities of a third party (other than an "Excluded Person" (as defined in Section 1.4)), cash or other assets with respect to or in exchange for the Common Shares; or

                  1.3.6. Stock Acquisition. The acquisition by any person, entity or group (as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than an "Excluded Person" (as defined in Section 1.4), of 51% or more of the Company's outstanding voting securities.

         1.4. "Excluded Persons". For purposes of this Agreement, the "Excluded Persons" are (1) Employee, (2) any "group" (as that term is used in Section 13(d) of the Exchange Act and the rules under the Exchange Act) that includes Employee or in which Employee is, or has agreed to become, an equity participant, (3) any entity in which Employee is, or has agreed to become, an equity participant, (4) the Company, (5) any present or future subsidiary of the Company, (6) any entity in which
         (A) substantially all of the Company's shareholders directly or indirectly own 50% or more of the equity interests in substantially the same proportions as they own their Common Shares immediately before the Change in Control, (B) at least a majority of the Board of Directors or similar governing body consists of directors of the Company in office immediately before the Change in Control, and (C) no individual, entity or group owns 20% or more of the equity interests of the entity who did not own such equity interests in the Company immediately before the Change in Control, (7) any employee benefit plan of the Company or any subsidiary of the Company or the related trust, and (8) any entity to the extent it is holding capital stock of the Company for or pursuant to the terms of any employee benefit plan of the Company or any subsidiary of the Company. For purposes of this Agreement, Employee shall not be deemed an "equity participant" in any group or entity (1) in which Employee owns for investment purposes only no more than 3% of the stock of a publicly-traded entity whose stock is either listed on a national stock exchange or quoted in The Nasdaq National Market, if Employee is not otherwise affiliated with such group or entity, or (2) if Employee's participation is fully-disclosed to, and approved by, the Company's Board of Directors before the Change in Control occurs.

         1.5. "Period". For purposes of this Agreement, the "Period" will begin on the date of this Agreement and end on the first to occur of (1) Employee's death, (2) Employee's "Disability" (as defined in Section 1.6), (3) the termination of Employee's employment (voluntarily or involuntarily and with or without good reason or cause) if such termination occurs before a Change in Control, and (4) three years after the date of this Agreement. Notwithstanding the foregoing, (1) if Employee becomes entitled to the bonus under Section 1.1, the provisions of this Section 1 will continue until Employee is paid the bonus pursuant to this Section 1, and (2) the other provisions of this Agreement are not limited by the Period and will survive the end of the Period.

         1.6. "Good Reason". Termination of Employee's employment for "Good Reason" means Employee's voluntary termination of employment with the Successor after a Change in Control as a result of any substantial decrease by the Successor (without Employee's consent) in Employee's annual salary rate from Employee's annual salary rate immediately before such Change in Control. "Good Reason" will not include Employee's death, "Disability" (as defined below) or "Retirement" (as defined below), or Employee's resignation other than as provided in the preceding sentence.

         For purposes of this Agreement, (1) "Disability" means (A) if Employee is covered by a Company-, Successor- or affiliate-provided disability insurance policy, the definition of disability contained in, and entitling Employee to benefits under, that policy, or (B) if

         Employee is not covered by such a policy, Employee's inability, whether physical or mental, to perform the normal duties of his position for six consecutive months; and (2) "Retirement" means Employee's retirement from the Successor in accordance with the Successor's normal policies.

         1.7. Without "Cause". The Successor's termination of Employee's employment without "Cause" means a termination other than for (1) Employee's continued failure (after notice and at least 30 days to cure such failure) to make a good faith effort to perform Employee's employment duties, including cooperating in transferring to the Successor the knowledge and technology that was transferred to the Successor in the Change in Control and that is in Employee's possession; (2) any breach by Employee of the provisions of Section 2, or (3) Employee's conviction of a felony involving dishonesty or fraud.

2. Invention, Confidentiality, Non-Competition, and Non-Solicitation. In consideration of both Employee's initial and continued employment with the "Company", of the consideration paid to Employee in connection with his employment with the Company and of the positions that Employee now holds or may in the future hold, which may include having access to, or learning information concerning, the business activities of the Company and acquiring confidential or otherwise proprietary facts and information concerning technological and other activities of the Company, including its ongoing or prospective research and/or development plans or activities, Employee agrees to the provisions of this
Section 2.

         2.1. Inventions.

                  2.1.1. Company Ownership. Any and all improvements, discoveries, innovations, inventions, conceptions and/or reductions to practice, "Confidential Information" (as defined in Section 2.2.2), problem solutions and, in general, all technological conceptions and developments, whether patentable or not, (collectively referred to in this Agreement as "Inventions") which Employee makes or comes to know of, either alone or with others, during the term of Employee's employment or other association with the Company, and relating in any way to the business interests or business activities of the Company, whether past or present or future, or relating to its technological or product research and/or development programs, are understood and agreed to be, and are by this Agreement expressly made to be, the exclusive property of the Company.

                  2.1.2. Disclosure to the Company. Employee shall disclose promptly and fully to the Company and to its attorneys all Inventions, and Employee shall, when requested to do so either before or after the termination of Employee's employment with the Company, formally assign and convey to the Company Employee's entire right, title and interest in and to all Inventions; Employee shall assist the Company and its agents in preparing patent applications, both United States and foreign, covering any Invention; Employee shall promptly review, execute and deliver all said applications and assignments of the same to the Company, and shall, as promptly as reasonably possible, generally give all information and testimony, sign all papers and do all things which may be reasonably needed or requested by the Company, to the end that the Company may obtain, extend, reissue, maintain and enforce United States and foreign patents covering said Inventions.

                  2.1.3. Company Expenses. It is and shall be the sole responsibility of the Company to bear all expenses incurred in obtaining, extending, reissuing, maintaining and enforcing the aforementioned patents and in vesting and perfecting title thereto in the Company and also to pay all reasonable expenses which Employee incurs at the Company's request.

         2.2.     Confidentiality.

                  2.2.1. Obligation to Keep Confidential. Except as authorized in writing by the Company, Employee shall not at any time, either prior to, during or after my association with the Company, disseminate, disclose or otherwise appropriate, directly or indirectly, any Confidential Information of the Company of which Employee gains knowledge prior to, during or after termination of such employment, and Employee shall retain all such information in trust in a fiduciary capacity for the sole use and benefit of the Company. Employee acknowledges that the Confidential Information of the Company is valuable, special and unique to its business, that on such Confidential Information the Company's business depends, that such Confidential Information is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company. Employee shall take all steps necessary, and all steps reasonably requested by the Company, to ensure that all such Confidential information is kept secret and confidential for the sole use and benefit of the Company.

                  2.2.2. "Confidential Information". Confidential Information of the Company means information known or apprehended by the Company and/or developed by or for the Company, by any person, including Employee, which is not otherwise explicitly, consciously, properly, legally and generally known in any industry in which the Company is or may become engaged. Confidential Information includes, but is not limited to, such information, whether now possessed or hereafter obtained, concerning plans, marketing and sales methods, materials, processes, procedures or devices utilized or considered by the Company, or by consultants, technicians, employees, or medical clinics or other medical organizations with which the Company deals (or organizations or other entities or persons associated with such medical clinics or other medical organizations), or by contractors, representatives and customers of the Company, plans for development of new products, services and expansion into new areas or markets, internal operations, trade secrets, Inventions, patent applications, trade names, trademarks, service marks, copyrights, proprietary information and other confidential information of any type, together with all written, graphic, and other materials relating to all or any part of the same (collectively, "Confidential Information").

                  2.2.3. Property of the Company. All records and other materials pertaining to the Confidential Information, whether developed by Employee or not, shall be and remain the exclusive property of the Company. Upon termination of Employee's association with the Company or at any other time the Company may in writing so request, Employee shall promptly deliver to the Company all materials concerning any Invention or Confidential Information, copies thereof and any other materials of the Company which are in Employee's possession or control, and Employee shall not make or retain any copy or extract thereof.

         2.3. Non-Compete. During the term of Employee's employment with the Company and for a period of one year following the termination of Employee's employment with the Company (voluntarily or involuntarily and with or without good reason or cause), Employee shall not, directly or indirectly, himself, or through or for any individual, person or entity wherever located:

                  2.3.1. Competing Activities. Engage in any activities, perform any services in connection with any products, or sell any products, which are similar to the activities or services performed by, or products sold by, the Company during the term of Employee's employment with the Company; or

                  2.3.2. Employee or Owner of Competitor. Be employed by, consult with, own any capital stock of, or have any financial interest of any kind in, any individual, person or entity, wherever located, which conducts a business reasonably similar to the Company's business; provided that Employee may own, for investment purposes only, up to 3% of the stock of any publicly traded business whose stock is either listed on a national stock exchange or on The Nasdaq National Market, if Employee is not otherwise affiliated with such business; or

                  2.3.3. Solicit Customers. Solicit any entity that, to Employee's knowledge, was a customer of the Company within the year before that date Employee's employment with the Company terminates to perform services or supply products for such customer of a similar nature to those services performed or products provided by the Company to such customer during the terms of such employment.

         2.4. Non-Solicitation. During the term of Employee's employment with the Company and for a period of five years following the termination of Employee's employment with the Company (voluntarily or involuntarily and with or without good reason or cause), Employee shall not, directly or indirectly, himself, or through or for any individual, person or entity wherever located (1) solicit or attempt to hire any person who is then employed by, or is a consultant to, the Company or who, to Employee's knowledge, was employed by, or was a consultant to, the Company at any time during the year before the termination of Employee's employment with the Company, or (2) encourage any such person to terminate his or her employment or consultation with the Company.

         2.5. Equitable Remedies. Sections 2.1, 2.2, 2.3, and 2.4 are intended, among other things, to protect the Confidential Information described in Section 2.2.2 and the Company's technology, proprietary information and personnel, and Employee acknowledges and agrees that the covenants and undertakings contained in this Section 2 relate to matters which are of a special, unique and extraordinary character, and a violation or any of their terms will cause irreparable injury to the Company, the amount of which will be extremely difficult, if not impossible, to estimate or determine and which cannot be adequately compensated by monetary damages alone. Therefore, Employee agrees that if he breaches or threatens to breach any of those sections, in addition to any other rights and remedies which may be available to the Company under this Agreement, under the applicable law or at law or equity, the Company shall be entitled, as a matter of course, to obtain an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any such terms by Employee and/or by such other persons and entities as the court shall order.

         2.6. Company's Right to Adapt and Develop. It is understood and agreed that the Company shall have the royalty-free, worldwide, assignable right to use, or to adapt and to develop in any way, all inventions conceived or made by Employee, whether or not patentable, including, but not limited to, processes, methods, formulae, and techniques, as well as improvements thereof or know-how related thereto, or not to use them at all should the Company so choose.

3. Representation. Employee represents and warrants that his performance of this Agreement does not and will not breach any agreement or duty that Employee has to anyone else to keep in confidence confidential information belonging to others.

4. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive the termination of Employee's employment or other association with the Company, shall be fully effective thereafter, and shall be binding upon Employee and upon his heirs, executors, administrators and other legal representatives.

5. Employment Status. Nothing in this Agreement changes the present status of Employee's continued employment with the Company or otherwise affects Employee's present employment status with the Company, which shall remain employment "at will".

6. Modification. This Agreement is the complete agreement between the parties and may be modified only by a written instrument executed by Employee and the Company.

7. Governing Law; Choice of Forum. The laws of the State of Michigan shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement. The parties acknowledge that the United States District Court for the Eastern District of Michigan or the Michigan Circuit Court for the County of Oakland shall have exclusive jurisdiction over any case or controversy arising out of or relating to this Agreement and that all litigation arising out of or relating to this Agreement shall be commenced in the United States District Court for the Eastern District of Michigan or in the Oakland County (Michigan) Circuit Court.

8. Severability. The provisions of this Agreement will be deemed severable, and if one or more of the provisions contained in the Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, (1) such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision has never been contained in this Agreement, and (2) such provisions may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9. No Waiver. No waiver of any breach of any agreement or provision contained in this Agreement shall be deemed a waiver of any preceding or succeeding breach of such agreement or provision or of any other agreement or provision contained in this Agreement. No extension of time for performance of any obligation or acts shall be deemed an extension of time for the performance of any other obligation or act.

10. Successor Obligations. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement will be binding upon Employee and will inure to Employee's benefit, but Employee may not assign this Agreement or delegate any of his rights or obligations under this Agreement.

         IN WITNESS WHEREOF, the Company and Employee have signed this Agreement as of the date set forth in the introductory paragraph of this Agreement.



                          SOMANETICS CORPORATION


                          By:      /s/ Bruce J. Barrett
                               -----------------------------------------------
                                   Bruce J. Barrett
                                   Its:  President and Chief Executive Officer


                                   /s/ Richard S. Scheuing
                          ----------------------------------------------------
                                   Richard S. Scheuing